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                                                                    EXHIBIT 10.2

                  INTERSHOP Communications Aktiengesellschaft
                            1999 Stock Option Plan

                                   Section 1
                            Form and classification

(1) The stock options of the INTERSHOP Communications Aktiengesellschaft ("stock options"), issued in the name of the Optionee, confirm the right to purchase individual shares of the INTERSHOP Communications
     Aktiengesellschaft ("INTERSHOP AG"). The stock options are among themselves equally and consecutively numbered.

(2) The stock options are documented in personal Global Stock Options. If desired, the Optionee is entitled to receive single documents for the individual stock options by the Company.

                                   Section 2
                       Right to exchange ("Stock Option")

(1) In accordance with these conditions, the stock options can be exchanged in the ratio 1:1 into shares of the INTERSHOP AG from the Conditional Capital I against payment of the exchange price pursuant to S4 ("right to exchange").

(2) The right to exchange is entitled to the respective Optionee indicated on the stock option and registered at the INTERSHOP AG. The Optionee can exercise either all of his stock options or a certain whole number of stock options.

(3) If more stock options have been granted than Conditional Capital I for the exchange is available, then the stock options are considered as granted subject to the suspensive condition that the shareholders' meeting of the INTERSHOP AG effectively creates appropriate further Conditional Capital. In case that further appropriate capital has not been set up, any damage claims, also against the executive bodies of the Company, are excluded nevertheless.

                                   Section 3
                  Conditions for exercising the stock option

(1) The point in time from which the stock option can be exercised by the respective Optionee is determined in the stock option by INTERSHOP AG. In accordance with that, the Optionee can exercise the stock option pursuant to S193 (2), Nr. 4 AktG two years after the issue of the stock option with respect to the option rights confirmed therein, at the earliest ("waiting period").

(2) The stock options may only be exercised after they have been vested ("become due"). The stock option can provide that the rights to exchange become due over a certain time period, beginning with the date of grant, in periodic installments. Fractions of due rights to exchange are not exercisable ("vesting regulation").

(3) In all other respects the stock option can be exercised after expiration of the waiting period at lease five times during the calendar year, in each case within a six-week period ("exercise period"). The exercise periods begin in each case on the third bank working day after:

     a)  publication of the half-yearly business reports;

     b)  publication of the quarterly business reports, or

     c)  the end of a shareholders meeting.

     The exact dates will be announced at least once per calendar year unless a date or dates must be changed.

(4) The exercise of options is excluded from that day, on which INTERSHOP AG offers to its shareholders the allocation of new shares or partial debentures with convertible or option rights by a written offer letter addressed to its shareholders or by a publication in the federal legal gazette of the Federal Republic of Germany ("Bundesanzeiger") on up to the day, on which the allotted shares of INTERSHOP AG at the stock exchange, at which the shares of the Company have been offered will be officially quoted as "ex Bezugsrecht" for the first time.

                                   Section 4
                                Exchange price

(1) In case of the exercise of the stock option for shares, the exercise price corresponds to the amount indicated on the stock option. This amount corresponds to the average closing price of the shares, officially quoted at the stock exchange in Frankfurt/Germany, of the last ten (10) days of business before the date of grant, for fully participating shares (participating and voting shares) of INTERSHOP AG, with an additional percentage of twenty (20) ("success target")

(2) The conversion price can be lowered by resolution of the shareholders' meeting, however, not to fewer than Euro 1 per share. A reduction of the exercise price is possible particularly in the cases of S5.

                                   Section 5
                        Reduction of the exercise price

(1) If INTERSHOP AG, before expiration of the term in accordance with S3 (1) under grant of a direct or indirect subscription right to their shareholders.

     a) increases its capital stock by the issue of new shares and the purchase price for each share is lower than the exercise price determined in the stock option, or

     b) floats partial debentures with convertible or option rights and the, if necessary lowest, hereby determined exercise or option price for each share is lower than the exercise price determined in the stock option, the exercise price in accordance with (2) will be lowered to the relevant date determined in (3).

(2) The reduction of the exercise price for each share takes place in each case according to the formula:

                                      KA - B
                                 E = --------
                                      V + 1

     Explanations:
     -------------
     E    = amount of reduction for the exercise price in accordance with (1)
     KA = last official closing price of the INTERSHOP AG shares before the capital measure
     B = - in case of capital increase in accordance with (1) a): the subscription price for a new share
            - in case of the issue of convertible bonds or option loans in accordance with (1) b): the hereby - if necessary lowest - determined exchange or option price for each share
     V = - in case of a capital increase in accordance with (1) a): the ratio for the new shares
            - in case of the issue of convertible bonds or option loans in accordance with
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           (1)  b): the ratio for the partial debenture multiplied with the conversion or option ratio.

(3) INTERSHOP AG is obligated to indicate to the Optionees in writing the exercise price reduced in accordance with (2) as well as the relevant day, from which the lowered exercise price applies, at the same time with the publication of the offering of allocation of the new shares or partial debentures with convertible or option rights, whose issue triggers the reduction of the exercise price. The relevant day is that day, on which the allotted shares at the stock exchange, at which the INTERSHOP AG shares have been listed for the first time, will be officially exchanged as "ex-Bezugshecht" for the first time.

(4) In case of a capital increase of corporate funds, if available, the Conditional Capital in accordance with S218 AkiG will be - in place of a reduction of the exercise price - increased in the same relation as the capital stock. In the same relation, the Optionee's right to subscribe shares increases with exercise of the option right. Fractions of shares accrued due to a capital increase by corporate funds will not be made available for the exercise. The office which is in charge for the exercise (S 12 (1)) will try to sell any balance for the account of the Optionee after the Notice of Exercise has become effective. The proceeds will be made available to the Optionee at the issue of the shares in accordance with S 6.

(5) The exercise price will not be reduced, if, in case of a resolution about a capital increase or the flotation of partial debentures with convertible or option rights. INTERSHOP AG grants also to the Optionees a direct or indirect subscription right on the new shares or on the new partial debentures with convertible or option rights, and thereby the Optionees will be placed in such a way, as if they already would have exercised.

                                   Section 6
                        Implementation of the exercise

(1)  For exercising the option the Optionee has to provide

     a) the office, which is in charge of the exercise, with the original stock option or stock option agreement, or Global Stock Option respectively, regarding those options which shall be exercised, and

     b)  with a written notice, whose form will be provided by the office (S 12
         (1)), endorsed in duplicate, and

     c) has to pay the exchange price completely and free of any costs and fees to INTERSHOP AG and its account named in the form, and

     d)  has to provide security for the arising witholding wage taxes (S 11
         (2)).

(2) Notices, which reach the office outside of the exercise periods pursuant to S 3 (4), or during those periods, in which pursuant to S 3 (5) the exercise is excluded, are considered as delivered and arrived on the next bank working day, on which the exercise is admissible again. The Optionee can withdraw the Notice of Exercise only until it is considered as arrived.

(3) The new issue shares will be issued in order of the payments received on the account of INTERSHOP AG.

(4) The shares will be exclusively issued us global documents. The right for single documentation is excluded. The global share certificates will be issued to the depository institution, or the depository bank, within ten
     (10) business days after the expiration of the exercise period.

(5) In case that stock options have been exercised after the print order for the invitation to the shareholder's meeting, at which capital measures or the issue of convertible bonds will be resolved, has been given, new shares can be issued only after the related resolutions have been resolved and, if necessary, entered at the commercial register. The office in charge for the exercise will inform the optionees ten (10) business days before begin of the qualifying period about its expected term.

                                   Section 7
                   Entitlement to a profit of the new shares

Provided that new shares have been issued because of the exercise, those new issued shares will partake of the profits beginning with the business year for which the shareholders' meeting has not resolved a resolution regarding the earned surplus at the time of the issuance of the appropriate new shares (Section 4, Paragraph 2 of the articles of incorporation ("Satzung")).

                                   Section 8
                           Disposal of option rights

The stock options are neither transferable or tradable.

                                   Section 9
                                  Succession

(1)  The option rights are freely inheritable.

(2) As far as any disposals about stock options and the new issued shares, generated by the exchange, have been made in the way of the distribution by joint heirs or by transfer of part-inheritances to a third party, the office in charge of the exercise has to be notified in writing. Appropriate applies, if an option right, or a part-inheritance for fulfillment of a legacy, shall be transferred to a third party.

                                  Section 10
                                  Expiration

(1) The stock option has to be exercised, unless an extension of the exercise period has been announced by the INTERSHOP AG, within five (5) years after its grant, otherwise it expires to the extent not exercised without compensation.

(2) The stock options expire, if the employment or the consulting relationship between the Optionee and INTERSHOP AG or its affiliated corporations has been terminated within the probationary period.

(3) After the employment or the consulting relationship between the Optionee and INTERSHOP AG or its affiliated corporations has been terminated, any stock options expire which have not been vested on the date of termination of the employment or the consulting relationship pursuant to S 3 (3). If an employment or a consulting relationship ends on a due date, all those options will still become due (vest), which become due on that date.

(4) The expiration of the stock options occurs as a condition subsequent pursuant to S158







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(2)  BGB (German Civil Code) automatically and opposite the respective Optionee, or his, or her, successor in title pursuant to S9, without requiring a special statement by INTERSHOP AG or the Optionee or his, or her, successor in title. In such case INTERSHOP AG can reclaim the stock option (Optioneeclien) against the respective owner, for the grant of a new stock option, in which only the vested (due) stock options will be indicated.

                                  Section 11
                                     Taxes

(1) INTERSHOP AG points out that the grant of stock options as well as their exercise leads to taxable benefits in money's worth for the original Optionee.

(2) The Optionee, or his, or her, successor in title respectively, is liable to every taxation, which results in the context of the disposal of option rights or their exercise, including church tax and solidarity tax ("Solidaritalszuschlag"), whereby INTERSHOP AG can deduct these taxes from the Optionee's salary and, if necessary, pay over to the responsible tax office in the way of the wage tax installation as well as, as far as required by law, can make the issue of shares, if necessary, subject to the proof of appropriate tax payments by the Optionee or to the provision of an appropriate security.

                                  Section 12
                              Insider regulations

INTERSHOP AG points out that the Optionee might be subject to insider regulations and, in case of ignoring those regulations, can be liable to prosecution. In particular, insiders must not exercise their options based on their inside information (S14) (1) Wertpapierhandelsgesetz, (security trading law)). Further information will be provided by the office, which is in charge of the exercise.

                                  Section 13
                                 Miscellaneous

(1) The place, which is in charge of the exercise, is the executive board ("Vorstand") of INTERSHOP AG.

(2) Place of performance and place of jurisdiction are Hamburg/Germany, as far as such an agreement is legally admissible.

(3) This Stock Option Plan and the stock options as well as the rights and obligations of the Optionee and the INTERSHOP AG are subject exclusively to the laws of the Federal Republic of Germany.

(4) If individual regulations of this Stock Option Plan should not be legally effective totally or partly, or lose their legal force, then thereby, in all other respects, the validity of the Plan shall not be affected. For such case, the parties commit themselves to agree upon a valid regulation in place of the ineffective regulation which, as far as legally possible, comes close to the economic purpose pursued by the ineffective regulation considering the mutual interests of the parties stated in this Plan. The same applies, if and as far as this Stock Option Plan contains a gap not foreseen by the parties.

                                  Section 14
            Special Provisions for United States resident Optionees

(1) Unless sooner terminated by INTERSHOP AG, this Plan shall terminate on the last business day prior to June 23, 2008.

(2) Subject to adjustments upon changes in stock the number of shares that may be issued under this Plan is 500,000.

(3) Any employee (employee, officer or director) of INTERSHOP AG or any of its affliliates is eligible to receive a grant of an stock option under this Plan unless he or she is a member of the management or supervisory board of INTERSHOP AG or any of its affiliates; provided, however, that with respect to Incentive Stock Options as defined by Section 422 of the U.S. Internal Revenue Code of 1986 as amended and the regulation promulgated thereunder (the "Code") and for purposes of said Section 422, "employee" means any person who is considered an employee of INTERSHOP AG or any parent or subsidiary corporation as defined by Section 424(e) and (f) of the Code.

(4)  Notwithstanding S 10 (1), upon termination of employment pursuant to S10
     (3) all options vested pursuant to S3 (3) have to be exercised within the next applicable execise period (S3 (4)), or within six (6) months, if termination is due to death or disability. After expiration of these periods the stock options expire. In case of a termination within the waiting period (S3 (2) the exercise period shall only begin after expiration of the waiting period. No post-termination exercise shall be permitted, if the employment is terminated for cause.

(5) An income statement and balance sheet will be provided to each holder of a California Option at least annually.